Exhibit 99.1

Updated Financial Statements of NuStar Energy L.P.

Report of Independent Registered Public Accounting Firm

The Board of Directors of NuStar GP, LLC

and Unitholders of NuStar Energy L.P.:

We have audited the accompanying consolidated balance sheets of NuStar Energy L.P. and subsidiaries (a Delaware limited partnership) (the Partnership) as of December 31, 2007 and 2006, and the related consolidated statements of income, partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NuStar Energy L.P. and subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NuStar Energy L.P.’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas

February 28, 2008, except for Note 20,

    as to which the date is October 2, 2008

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, Except Unit Data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$89,838	$68,838
Accounts receivable, net of allowance for doubtful accounts of $365 and $1,220 as of December 31, 2007 and 2006, respectively	130,354	105,976
Receivable from related party	786	—
Inventories	88,532	16,979
Other current assets	37,624	21,205

Total current assets	347,134	212,998

Property and equipment, at cost	2,944,116	2,694,358
Accumulated depreciation and amortization	(452,030)	(349,223)

Property and equipment, net	2,492,086	2,345,135
Intangible assets, net	47,762	53,532
Goodwill	785,019	774,441
Investment in joint ventures	80,366	74,077
Deferred income tax asset	10,622	11,342
Deferred charges and other assets, net	20,098	22,683

Total assets	$3,783,087	$3,494,208

Liabilities and Partners’ Equity
Current liabilities:
Current portion of long-term debt	$663	$647
Payable to related party	—	2,315
Accounts payable	163,309	86,307
Accrued interest payable	17,725	17,528
Accrued liabilities	47,189	37,651
Taxes other than income taxes	10,157	10,219
Income taxes payable	3,442	2,068

Total current liabilities	242,485	156,735

Long-term debt, less current portion	1,445,626	1,353,720
Long-term payable to related party	5,684	5,749
Deferred income tax liability	34,196	32,926
Other long-term liabilities	60,264	69,397

Commitments and contingencies (Note 12)
Partners’ equity:
Limited partners (49,409,749 and 46,809,749 common units outstanding as of December 31, 2007 and 2006, respectively)	1,926,126	1,830,047
General partner	41,819	38,815
Accumulated other comprehensive income	26,887	6,819

Total partners’ equity	1,994,832	1,875,681

Total liabilities and partners’ equity	$3,783,087	$3,494,208

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2007	2006	2005
Revenues:
Services revenues:
Third parties	$696,623	$375,174	$190,439
Related party	—	260,980	232,618

Total services revenues	696,623	636,154	423,057
Product sales	778,391	501,107	236,500

Total revenues	1,475,014	1,137,261	659,557

Costs and expenses:
Cost of product sales	742,972	466,276	229,806
Operating expenses:
Third parties	264,024	218,017	126,280
Related party	93,211	94,587	59,071

Total operating expenses	357,235	312,604	185,351
General and administrative expenses:
Third parties	30,213	13,033	7,197
Related party	37,702	32,183	19,356

Total general and administrative expenses	67,915	45,216	26,553
Depreciation and amortization expense	114,293	100,266	64,895

Total costs and expenses	1,282,415	924,362	506,605

Operating income	192,599	212,899	152,952
Equity earnings from joint ventures	6,833	5,882	2,319
Interest expense, net	(76,516)	(66,266)	(41,388)
Other income (expense), net	38,830	3,252	(1,495)

Income from continuing operations before income tax expense	161,746	155,767	112,388
Income tax expense	11,448	5,861	4,713

Income from continuing operations	150,298	149,906	107,675

Income (loss) from discontinued operations, net of income tax	—	(376)	3,398

Net income	150,298	149,530	111,073
Less net income applicable to general partner	(21,063)	(16,910)	(10,758)

Net income applicable to limited partners	$129,235	$132,620	$100,315

Income (loss) per unit applicable to limited partners:
Continuing operations	$2.74	$2.84	$2.76
Discontinued operations	—	(0.01)	0.10

Net income	$2.74	$2.83	$2.86

Weighted average number of basic units outstanding	47,158,790	46,809,749	35,023,250

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Year Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income	$150,298	$149,530	$111,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	114,293	100,266	66,667
Amortization of debt related items	(5,516)	(5,210)	(2,669)
Other non-cash gains	(8,356)	(388)	2,161
Provision (benefit) for deferred income taxes	276	(74)	4,283
Equity earnings from joint ventures	(6,833)	(5,969)	(2,499)
Distributions of equity earnings from joint ventures	544	5,155	2,499
Changes in current assets and liabilities (Note 17)	(21,326)	10,695	64
Other, net	(708)	(3,194)	4,851

Net cash provided by operating activities	222,672	250,811	186,430

Cash Flows from Investing Activities:
Reliability capital expenditures	(40,333)	(33,952)	(23,707)
Strategic and other capital expenditures	(210,918)	(90,070)	(44,379)
Kaneb acquisition, net of cash acquired	—	—	(500,973)
Other acquisitions	—	(154,474)	—
Investment in other noncurrent assets	(62)	(10,820)	(3,319)
Proceeds from sale of Held Separate Businesses, net	—	—	454,109
Proceeds from dispositions of other assets	12,667	71,396	26,836
Proceeds from insurance settlement	250	3,661	—
Distributions in excess of equity earnings from joint ventures	—	113	2,433
Other, net	—	912	—

Net cash used in investing activities	(238,396)	(213,234)	(89,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common units, net of issuance costs	143,083	—	—
Proceeds from long-term debt borrowings, net of issuance costs	1,170,302	269,026	746,472
Long-term debt repayments	(1,077,975)	(83,510)	(735,064)
Proceeds from notes payable	75,000	—	—
Repayments of notes payable	(82,353)	—	—
Distributions to unitholders and general partner	(197,333)	(183,290)	(127,789)
Contributions from general partner	3,035	575	29,197
Increase (decrease) in cash book overdrafts	3,676	(6,305)	10,006
Other, net	(375)	(395)	—

Net cash provided by (used in) financing activities	37,060	(3,899)	(77,178)

Effect of foreign exchange rate changes on cash	(336)	(894)	(345)

Net increase in cash and cash equivalents	21,000	32,784	19,907
Cash and cash equivalents as of the beginning of year	68,838	36,054	16,147

Cash and cash equivalents as of the end of year	$89,838	$68,838	$36,054

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

Years Ended December 31, 2007, 2006 and 2005

(Thousands of Dollars, Except Unit Data)

	Limited Partners				General Partner	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Equity
	Common		Subordinated
	Units	Amount	Units	Amount
Balance as of January 1, 2005	13,442,072	$310,537	9,599,322	$117,968	$9,836	$(30)	$438,311

Net income	—	72,383	—	27,932	10,758	—	111,073
Other comprehensive loss – foreign currency translation	—	—	—	—	—	(1,238)	(1,238)

Total comprehensive income	—	72,383	—	27,932	10,758	(1,238)	109,835

Cash distributions to partners	—	(85,138)	—	(31,773)	(10,878)	—	(127,789)
Exchange of common units for all common units of KPP and related general partner interest contributions	23,768,355	1,451,225	—	—	29,197	—	1,480,422

Balance as of December 31, 2005	37,210,427	1,749,007	9,599,322	114,127	38,913	(1,268)	1,900,779

Net income	—	123,180	—	9,440	16,910	—	149,530
Other comprehensive income – foreign currency translation	—	—	—	—	—	8,087	8,087

Total comprehensive income	—	123,180	—	9,440	16,910	8,087	157,617

Cash distributions to partners	—	(149,004)	—	(16,703)	(17,583)	—	(183,290)
General partner contribution	—	—	—	—	575	—	575
Conversion of subordinated units to common units on May 8, 2006	9,599,322	106,864	(9,599,322)	(106,864)	—	—	-

Balance as of December 31, 2006	46,809,749	1,830,047	—	—	38,815	6,819	1,875,681

Net income	—	129,235	—	—	21,063	—	150,298
Other comprehensive income – foreign currency translation	—	—	—	—	—	20,068	20,068

Total comprehensive income	—	129,235	—	—	21,063	20,068	170,366

Cash distributions to partners	—	(176,239)	—	—	(21,094)	—	(197,333)
Issuance of 2,600,000 common units in November 2007 and related general partner interest contribution	2,600,000	143,083	—	—	3,035	—	146,118

Balance as of December 31, 2007	49,409,749	$1,926,126	—	$—	$41,819	$26,887	$1,994,832

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2007, 2006 and 2005

1. ORGANIZATION AND OPERATIONS

Organization

NuStar Energy L.P. (NYSE: NS), formerly Valero L.P., is engaged in the crude oil and refined product transportation, terminalling and storage business in the United States, the Netherland Antilles, Canada, Mexico, the Netherlands and the United Kingdom. NuStar Energy L.P. also purchases certain petroleum products for resale to third parties. As used in this report, references to “we,” “us,” “our” or “the Partnership” collectively refer, depending on the context, to NuStar Energy L.P. or a wholly owned subsidiary of NuStar Energy L.P.

NuStar GP Holdings, LLC (NuStar GP Holdings) (NYSE: NSH) is our general partner, which is represented by a 2% general partner interest. NuStar GP Holdings, through various wholly owned subsidiaries, also owns limited partner units, resulting in a combined ownership of 22.3% of our partnership interests. The remaining 77.7% limited partnership interests are held by public unitholders.

NuStar GP Holdings, a publicly held Delaware limited liability company, was formed in June 2000 as UDS Logistics. Valero Energy Corporation (Valero Energy) (NYSE: VLO), a publicly held independent refining and marketing company, acquired UDS Logistics in connection with its December 31, 2001 acquisition (UDS Acquisition) of Ultramar Diamond Shamrock Corporation (UDS). UDS Logistics changed its name to Valero GP Holdings in January 2006. In two separate public offerings in 2006, Valero Energy sold 100% of their ownership interests in NuStar GP Holdings. In April 2007, Valero GP Holdings changed its name to NuStar GP Holdings, and we changed our name to NuStar Energy L.P. (NuStar Energy).

Operations

Our operations are managed by NuStar GP, LLC, formerly Valero GP, LLC, the general partner of Riverwalk Logistics, L.P., and a wholly owned subsidiary of NuStar GP Holdings.

We conduct our operations through our subsidiaries, primarily NuStar Logistics, L.P., formerly Valero Logistics Operations, L.P. (NuStar Logistics), and Kaneb Pipe Line Operating Partnership, L.P. (KPOP). We have three business segments: storage, transportation and asphalt and fuels marketing. As of December 31, 2007, our assets included:

•

61 refined product terminal facilities in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom providing approximately 58.5 million barrels of storage capacity and one crude oil terminal facility providing approximately 3.4 million barrels of storage capacity;

•	60 crude oil storage tanks providing storage capacity of 12.5 million barrels;

•

8,251 miles of refined product pipelines, including approximately 2,000 miles of anhydrous ammonia pipelines, with 21 associated terminals providing storage capacity of 4.6 million barrels and two tank farms providing storage capacity of 1.2 million barrels; and

•	812 miles of crude oil pipelines with 11 associated storage tanks providing storage capacity of 1.7 million barrels.

On November 6, 2007, we entered into a definitive agreement to acquire CITGO Asphalt Refining Company’s asphalt operations and assets (East Coast Asphalt Operations) for approximately $450.0 million, plus an inventory adjustment. The East Coast Asphalt Operations include a 74,000 barrels-per-day (BPD) asphalt refinery in Paulsboro, New Jersey, a 30,000 BPD asphalt refinery in Savannah, Georgia and three asphalt terminals on the East Coast with a combined storage capacity of 4.8 million barrels.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The accompanying consolidated financial statements represent the consolidated operations of the Partnership and our controlled subsidiaries. Inter-partnership balances and transactions have been eliminated in consolidation. The operations of certain crude oil, refined product pipelines and refined product terminals in which we own an undivided interest, are proportionately consolidated in the accompanying consolidated financial statements. Investments in 50% or less owned entities are accounted for using the equity method of accounting.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Cash and Cash Equivalents

Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired.

Accounts Receivable

Accounts receivable represent valid claims against non-affiliated customers for products sold or services rendered. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review.

Inventories

Inventories consist of petroleum products purchased for resale and are valued at the lower of cost or market. Cost is determined using the weighted-average cost method.

Property and Equipment

Additions to property and equipment, including reliability and expansion capital expenditures and capitalized interest, are recorded at cost.

Reliability capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Strategic capital expenditures represent capital expenditures to expand or upgrade the operating capacity, increase efficiency or increase the earnings potential of existing assets, whether through construction or acquisition. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred.

Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Gains or losses on sales or other dispositions of property are recorded in income and are reported in “Other income (expense), net” in the consolidated statements of income. When property or equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized as gain or loss in the consolidated statement of income in the year retired.

Goodwill and Intangible Assets

Goodwill represents the excess of cost of an acquired entity over the fair value of net assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination is not amortized. Intangible assets with finite useful lives are amortized on a straight-line basis over five to 47 years. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. We use October 1 of each year as our annual valuation date for the impairment test. Based on the results of the impairment tests performed as of October 1, 2007, 2006 and 2005, no impairment had occurred.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Investment in Joint Ventures

Skelly-Belvieu Pipeline Company, LLC. Formed in 1993, the Skelly-Belvieu Pipeline Company, LLC (Skelly-Belvieu) owns a liquefied petroleum gas pipeline that begins in Skellytown, Texas and extends to Mont Belvieu, Texas near Houston. Skelly-Belvieu is owned 50% by the Partnership and 50% by ConocoPhillips. We account for this investment under the equity method of accounting.

ST Linden Terminals, LLC. Formed in 1998, the 44-acre facility provides us with deep-water terminalling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. ST Linden Terminals, LLC (Linden) is owned 50% by the Partnership and 50% by NIC Holding Corp. We account for this investment under the equity method of accounting.

Deferred Charges and Other Assets

“Deferred charges and other assets, net” primarily include the following:

•	deferred financing costs amortized over the life of the related debt obligation using the effective interest method;

•	deferred costs incurred in connection with acquiring a customer contract, which is amortized over the life of the contract;

•

deferred dry-docking costs incurred in connection with major maintenance activities on our marine vessels, which are amortized over the period of time estimated to lapse until the next dry-docking occurs; and

•	the fair value of our interest rate swap agreements.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and investment in joint ventures, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows. We believe that the carrying amounts of our long-lived assets as of December 31, 2007 are recoverable.

Taxes Other than Income Taxes

Taxes other than income taxes include primarily liabilities for ad valorem taxes, franchise taxes, and value added taxes.

Income Taxes

We are a limited partnership and generally are not subject to federal or state income taxes. Accordingly, the taxable income or loss of the Partnership, which may vary substantially from income or loss reported for financial reporting purposes, is generally included in the federal and state income tax returns of the individual partners. For transfers of publicly held units subsequent to our initial public offering, we have made an election permitted by Section 754 of the Internal Revenue Code to adjust the common unit purchaser’s tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expenses to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder’s purchase price for the common units.

We conduct certain of our operations through taxable wholly owned corporate subsidiaries. Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertain income tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” by defining a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In accordance with FIN 48, we recognize a tax position if it is more-likely-than-not that the tax position will be sustained, based on the technical merits of the position, upon

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

examination. We record uncertain tax positions in the financial statements at the largest amount of benefit that is more-likely-than-not to be realized. We adopted FIN 48 effective January 1, 2007, which did not affect our financial position or results of operations. We had no unrecognized tax benefits as of January 1, 2007 or December 31, 2007.

NuStar Energy or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal and state purposes, tax years subject to examination are 2003 through 2007 and for our major non-U.S. jurisdictions, tax years subject to examination are 2001 through 2007.

Asset Retirement Obligations

We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased. We record a liability for asset retirement obligations when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.

We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.

We also have legal obligations in the form of leases and right of way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right of way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of approximately $0.8 million and $2.0 million as of December 31, 2007 and 2006, respectively, which is included in “Other long-term liabilities” on the consolidated balance sheet, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right of way agreements.

Environmental Remediation Costs

Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

Product Imbalances

Product imbalances occur when customers deliver more or less refined product volumes into our pipelines than they are entitled to receive. We value assets and liabilities related to product imbalances at current market prices. Product imbalance liabilities are included in “Accrued liabilities” on the consolidated balance sheet (see Note 9). Included in “Other current assets” are $13.6 million and $9.9 million of product imbalance assets as of December 31, 2007 and 2006, respectively.

Revenue Recognition

Revenues for the storage segment include fees for tank storage agreements, whereby a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, whereby a customer pays a fee per barrel for volumes moving through our terminals (throughput revenues). Our terminals also provide blending, handling and filtering services. Our facilities at Point Tupper and St. Eustatius also charge fees to provide ancillary services such as pilotage, tug assistance, line handling, launch service, emergency response services and

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

other ship services. Storage lease revenues are recognized when services are provided to the customer. Throughput revenues are recognized as refined products are delivered out of our terminal and as crude oil and certain other refinery feedstocks are received by the related refinery. Revenues for ancillary services are recognized as those services are provided.

Revenues for the transportation segment are derived from interstate and intrastate pipeline transportation of refined product and crude oil. Transportation revenues (based on pipeline tariffs) are recognized as refined products or crude oil are delivered out of the pipelines.

Revenues from the sale of petroleum products, which are included in our asphalt and fuels marketing segment, are recognized when product is delivered to the customer and title and risk pass to the customer. Additionally, the revenues of our asphalt and fuels marketing segment include the mark-to-market impact of certain derivative instruments that are part of our limited trading program.

In June 2006, the FASB ratified its consensus on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (EITF No. 06-3). EITF 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include sales, use, value added, and some excise taxes. These taxes should be presented on either a gross or a net basis, and if reported on a gross basis, a company should disclose amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. We present taxes on a net basis in our consolidated financial statements.

Income Allocation

Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner’s incentive distribution calculated based upon the declared distribution for the respective reporting period. The remaining net income is allocated among the limited and general partners in accordance with their respective 98% and 2% interests.

Net Income per Unit Applicable to Limited Partners

We have identified the general partner and the subordinated units as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common and subordinated units outstanding during the period. Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deducting the general partner’s 2% interest and incentive distributions, by the weighted-average number of limited partnership units outstanding. Basic and diluted net income per unit applicable to limited partners is the same because we have no potentially dilutive securities outstanding. The amount of net income per unit allocated to subordinated units was equal to the amount allocated to the common units for the periods prior to the conversion of the subordinated units into common units in May 2006.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting partners’ equity that, under United States generally accepted accounting principles, are excluded from net income, such as foreign currency translation adjustments.

Derivative Financial Instruments

We are a party to certain interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of our fixed-rate senior notes. We account for the interest rate swaps as fair value hedges and recognize the fair value of each interest rate swap in the consolidated balance sheet as either an asset or liability. The interest rate swap contracts qualify for the shortcut method of accounting prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS 133). As a result, changes in the fair value of the derivatives will completely offset the changes in the fair value of the underlying hedged debt.

Since the operations of our asphalt and fuels marketing segment expose us to commodity price risk, we enter into derivative instruments to mitigate the effect of commodity price fluctuations. The derivative instruments we use consist primarily of futures contracts and swaps traded on the NYMEX.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Derivative instruments designated and qualifying as fair value hedges under Statement of Financial Accounting Standards No. 133 (SFAS 133) are recorded in the consolidated balance sheet as assets or liabilities at fair value with mark-to-market adjustments recorded in “Cost of product sales.” The offsetting gain or loss on the associated hedged physical inventory is recognized concurrently in “Cost of product sales.” We record derivative instruments that do not qualify for hedge accounting under SFAS 133 in the consolidated balance sheet as assets or liabilities at fair value with mark-to-market adjustments recorded in “Cost of product sales.” Fair value is based on quoted market prices.

On a limited basis, we also enter into derivative commodity instruments based on our analysis of market conditions in order to profit from market fluctuations. These derivative instruments are financial positions entered into without underlying physical inventory and are not considered hedges. We record these derivatives in the consolidated balance sheet as assets or liabilities at fair value with mark-to-market adjustments recorded in “Revenues.”

Operating Leases

We recognize rent expense on a straight-line basis over the lease term, including the impact of both scheduled rent increases and free or reduced rents (commonly referred to as “rent holidays”).

Stock-based Compensation

NuStar GP, LLC has adopted various long-term incentive plans, which provide employees and directors of NuStar GP, LLC providing services to NuStar Energy, with the right to receive NS common units. NuStar GP, LLC accounts for awards of NS unit options and restricted units at fair value in accordance with Emerging Issues Task Force Issue No. 02-08, “Accounting for Options Granted to Employee in Unrestricted, Publicly Traded Shares of an Unrelated Entity” (EITF 02-08). EITF 02-08 requires a company that grants its employees equity of an unrelated entity to account for such awards as a derivative, whereby a liability for the award is recorded at inception. Subsequent changes in the fair value of the award are included in the determination of net income. The fair value of NS unit options is determined using the Black-Scholes model at each reporting date. The fair value of NS restricted units equals the market price of NS common units at each reporting date. NuStar GP, LLC records compensation expense each reporting period such that the cumulative compensation expense recorded equals the current fair value and considering the percentage of the award that has vested. NuStar GP, LLC records compensation expense related to NS unit options until such options are exercised, and compensation expense related to NS restricted units until the date of vesting.

NuStar GP Holdings has adopted a long-term incentive plan that provides employees, consultants and directors of NuStar GP Holdings and its affiliates with rights to receive NuStar GP Holdings common units under specified conditions. NuStar GP Holdings accounts for awards of NSH restricted units and unit options granted to its directors or employees of NuStar GP, LLC at fair value in accordance with Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment.” The fair value of NSH unit options is determined using the Black-Scholes model at the grant date and the fair value of the NSH restricted unit equals the market price of NSH common units at the grant date. NuStar GP Holdings recognizes compensation expense for NSH restricted units and unit options ratably over the vesting period based on the fair value of the units at the grant date.

We reimburse our general partner completely for the expense resulting from awards to employees and directors of NuStar GP, LLC. We include such compensation expense in “General and administrative expenses” on the consolidated statements of income. We do not reimburse our general partner for the expense resulting from awards to non-employee directors of NuStar GP Holdings.

Under these employee stock compensation plans, certain awards provide that employees vest in the award when they retire or will continue to vest in the award after retirement over the nominal vesting period established in the award. Through 2005, we accounted for such awards by recognizing compensation expense over the nominal vesting period. By analogy to the transition rules of SFAS No. 123R and the Securities and Exchange Commission’s (SEC) amended Rule 4-01(a) of Regulation S-X, we changed our method of recognizing compensation expense to the non-substantive vesting period approach for any awards granted after January 1, 2006. Under the non-substantive vesting period approach, compensation expense is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Margin Deposits

Margin deposits relate to our exchange-traded derivative contracts and generally vary based on changes in the value of the contracts. Margin deposits totaling $8.6 million are included in “Other current assets” on the consolidated balance sheet as of December 31, 2007. Prior to 2007, we were not a party to any exchange-traded derivative contracts.

New Accounting Pronouncements

FASB Statement No. 157. In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements.” Statement No. 157, as amended, defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measures. Statement No. 157 is effective for fiscal years beginning after November 15, 2007, with early adoption encouraged. The provisions of Statement No. 157 are to be applied on a prospective basis, with the exception of certain financial instruments for which retrospective application is required. The FASB deferred the effective date for one year for all nonfinancial assets and liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We will still need to apply the recognition and disclosure provisions of Statement No. 157 for financial assets and liabilities and for nonfinancial assets and liabilities that are re-measured at least annually. The adoption of Statement No. 157 effective January 1, 2008 has not materially affected our financial position or results of operations.

FASB Statement No. 159. In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Statement No. 159 creates a fair value option under which an entity may irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on an instrument-by-instrument basis, with changes in fair value recognized in earnings as those changes occur. The adoption of Statement No. 159 effective January 1, 2008 has not affected our financial position or results of operations.

FASB Statement No. 141R. In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007), Business Combinations. Statement 141R will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R will change the accounting treatment for certain specific items, such as acquisition costs, acquired contingent liabilities, restructuring costs, changes in deferred tax asset valuation allowances and other items. Statement 141R also includes a substantial number of new disclosure requirements. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, we will not adopt the provisions of Statement 141R until January 1, 2009.

Reclassifications

Certain previously reported amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation.

3. ACQUISITIONS

Completed During 2006

Capwood Pipeline

Effective January 1, 2006, we purchased a 23.77% interest in Capwood pipeline from Valero Energy for $12.8 million, which was paid from borrowings under our existing revolving credit agreement. The Capwood pipeline is a 57-mile crude oil pipeline that extends from Patoka, Illinois to Wood River, Illinois. Plains All American Pipeline L.P., the operator of the Capwood pipeline, owns the remaining 76.23% interest. Our financial statements include the results of operations of our interest in the Capwood pipeline in the transportation segment for the years ended December 31, 2007 and 2006.

St. James Crude Facility

On December 1, 2006, we acquired a crude oil storage and blending facility in St. James, Louisiana from Koch Supply and Trading, L.P. for approximately $141.7 million (the St. James Acquisition). The acquisition includes 17 crude oil tanks with a total capacity of approximately 3.3 million barrels. Additionally, the facility has three docks with barge and ship access. The facility is located on the west bank of the Mississippi River approximately 60 miles west of New Orleans. We funded the acquisition with borrowings under our revolving credit agreement. The financial statements include the results of operations in the storage segment commencing on December 1, 2006.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The St. James Acquisition was accounted for using the purchase method. The purchase price and purchase price allocation were as follows (in thousands):

Cash paid for St. James Terminal	$140,900
Transaction costs	759

Total	$141,659

Current assets	$53
Property and equipment	126,258
Goodwill	13,898
Intangible assets	1,450

Total	$141,659

Since the effect of the St. James Acquisition was not significant, we have not presented pro forma financial information for the years ended December 31, 2006 and 2005 that give effect to the St. James Acquisition as of January 1, 2006 and 2005.

Completed During 2005

Kaneb Acquisition

On July 1, 2005, we completed our acquisition (Kaneb Acquisition) of Kaneb Services LLC (KSL) and Kaneb Pipe Line Partners, L.P. (KPP, and, together with KSL, Kaneb). We acquired all of KSL’s outstanding equity securities for approximately $509 million in cash, which was primarily funded by borrowings under our $525 million term credit agreement. Additionally, we issued approximately 23.8 million of our common units valued at approximately $1.45 billion in exchange for all of the outstanding common units of KPP.

The financial statements include the results of operations of the Kaneb Acquisition commencing on July 1, 2005.

Purchase Price Allocation

The Kaneb Acquisition was accounted for using the purchase method. The purchase price and final purchase price allocation were as follows (in thousands):

Cash paid for the outstanding equity securities of KSL	$509,307
Value of NuStar Energy’s common units issued in exchange for KPP units	1,451,249
Transaction costs	9,505
Fair value of long-term debt assumed	779,707
Fair value of other liabilities assumed	179,864

Total	$2,929,632

Current assets	$605,721
Property and equipment	1,429,652
Goodwill	769,727
Intangible assets	58,900
Other noncurrent assets	65,632

Total	$2,929,632

Unaudited Pro Forma Information

The unaudited pro forma financial information below includes the historical financial information of Kaneb and the Partnership for the periods indicated. This financial information assumes the following:

•	we completed the Kaneb Acquisition on January 1, 2005;

•	we borrowed $525.0 million to purchase all of the outstanding equity securities of KSL;

•	we issued approximately 23.8 million common units in exchange for all of the outstanding common units of KPP;

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	we received a contribution from our general partner of $29.2 million to maintain its 2% interest; and

•

the results of operations of the Held Separate Businesses (as defined below in Note 4), Martin Oil LLC, (a marketing subsidiary of KSL) and the Australian and New Zealand subsidiaries are reported as discontinued operations.

The unaudited pro forma information presented below is not necessarily indicative of the results of future operations:

Year Ended December 31, 2005
(Thousands of Dollars, Except Per Unit Data)
Revenues	$1,005,662
Operating income	130,347

Income from continuing operations	$83,084
Income from discontinued operations	9,853

Net income	$92,937

Net income per unit applicable to limited partners:
Continuing operations	$1.48
Discontinued operations	0.21

Net income	$1.69

4. DISPOSITIONS

Sale of Australia and New Zealand Subsidiaries

On March 30, 2006, we sold our Australia and New Zealand subsidiaries to ANZ Terminals Pty. Ltd., for total proceeds of $70.1 million. This transaction included the sale of eight terminals with an aggregate storage capacity of approximately 1.1 million barrels. The results of operations for the Australia and New Zealand Subsidiaries for 2006 and 2005 have been included in income from discontinued operations. Revenues and pre-tax income related to the Australia and New Zealand Subsidiaries, included in income from discontinued operations, were $5.0 million and $0.6 million, respectively, for the year ended December 31, 2006 and were $10.1 million and $0.2 million, respectively, for the year ended December 31, 2005. Income tax expense associated with the Australia and New Zealand Subsidiaries totaled $0.3 million and $0.1 million for the years ended December 31, 2006 and 2005, respectively. Additionally, the income from discontinued operations includes interest expense of approximately $0.8 million and $1.5 million allocated to the Australia and New Zealand Subsidiaries for the years ended December 31, 2006 and 2005, respectively, which was based upon the expected proceeds and the interest rate applicable to our debt.

Sale of Held Separate Businesses

In conjunction with the Kaneb Acquisition, we agreed with the United States Federal Trade Commission to divest certain assets. These assets consisted of two California terminals handling refined products, blendstocks, and crude oil, three East Coast refined product terminals, and a 550-mile refined products pipeline with four truck terminals and storage in the U.S. Rocky Mountains (collectively, the Held Separate Businesses).

On September 30, 2005, we sold the Held Separate Businesses to Pacific Energy Partners, L.P. for approximately $455.0 million. Results of operations related to the Held Separate Businesses are classified as income from discontinued operations in the consolidated statement of income for the year ended December 31, 2005. Revenues and pre-tax income related to the Held Separate Businesses were $14.2 million and $3.2 million, respectively, for the year ended December 31, 2005. Income tax expense was not included in discontinued operations related to the Held Separate Businesses as they were owned by entities that were not subject to income tax. Additionally, interest expense of approximately $4.9 million was allocated to the Held Separate Businesses as certain of our debt agreements required us to use the proceeds from the sale of the Held Separate Businesses to repay outstanding debt.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Sale of Martin Oil LLC

In a separate transaction that occurred simultaneously with the closing of the Kaneb Acquisition, we sold all of our interest in Kaneb’s commodity trading business, Martin Oil LLC, to Valero Energy for approximately $26.8 million.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The changes in the allowance for doubtful accounts consisted of the following:

	Year Ended December 31,
	2007	2006
	(Thousands of Dollars)
Balance as of beginning of year	$1,220	$1,976
Decrease in allowance credited to expense	(544)	(276)
Accounts charged against the allowance, net of recoveries	(324)	(492)
Foreign currency translation	13	12

Balance as of end of year	$365	$1,220

6. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consisted of the following:

	Estimated Useful	December 31,
	Lives	2007	2006
	(Years)	(Thousands of Dollars)
Land	-	$108,216	$93,929
Land and leasehold improvements	10 - 35	75,013	59,043
Buildings	15 - 40	39,789	37,533
Pipeline, storage and terminals and equipment	20 - 35	2,435,381	2,327,129
Rights of way	20 - 40	102,217	102,211
Construction in progress	-	183,500	74,513

Total		2,944,116	2,694,358
Less accumulated depreciation and amortization		(452,030)	(349,223)

Property and equipment, net		$2,492,086	$2,345,135

Capitalized interest costs included in property and equipment were $6.0 million, $1.8 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. Depreciation and amortization expense for property and equipment was $102.8 million, $92.5 million and $62.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In the fourth quarter of 2005, a portion of the Three Rivers to Pettus to Corpus Christi refined product pipeline was permanently idled. As a result, we recorded an impairment charge of $2.1 million, included in “Other income (expense), net” in the accompanying consolidated statement of income for the year ended December 31, 2005.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31, 2007		December 31, 2006
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
	(Thousands of Dollars)
Intangible assets subject to amortization:
Customer relationships	$58,900	$(14,690)	$58,900	$(8,795)
Non-compete agreements	1,765	(1,407)	1,765	(1,054)
Terminaling agreement	1,000	(333)	—	—
Consulting agreements	—	—	1,150	(652)
Other	2,809	(282)	2,359	(141)

Total	$64,474	$(16,712)	$64,174	$(10,642)

All of our intangible assets are subject to amortization. Amortization expense for intangible assets was $7.2 million, $6.5 million and $3.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. The estimated aggregate amortization expense is approximately $6.7 million for the year ending December 31, 2008, $6.4 million for the year ended December 31, 2009, $6.0 million for the years ending December 31, 2010 and 2011 and $5.9 million for the year ended December 31, 2012.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

8. INVESTMENT IN JOINT VENTURES

The following table presents summarized combined unaudited financial information related to our joint ventures as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006
	(Thousands of Dollars)
Balance Sheet Information:
Current assets	$10,387	$8,622
Property, plant and equipment, net	81,645	68,809

Total assets	$92,032	$77,431

Current liabilities	$6,328	$3,375
Members’ equity	85,704	74,056

Total liabilities and members’ equity	$92,032	$77,431

	Year Ended December 31,
	2007	2006	2005 (a)
	(Thousands of Dollars)
Statement of Income Information:
Revenues	$31,502	$28,858	$28,008
Net income	13,528	12,355	11,320
Our share of net income (b)	6,833	5,969	2,499
Our share of distributions	544	5,268	4,932

(a)

Revenues and net income reflect the amounts for the year ended December 31, 2005. Our share of net income and distributions related to investments in the joint ventures acquired as part of the Kaneb Acquisition reflect amounts for the six months ended December 31, 2005.

(b)

Our share of net income shown in the table includes $0.1 million and $0.2 million of income that is included in income from discontinued operations in the consolidated statement of income for the years ended December 31, 2006 and 2005, respectively.

Skelly-Belvieu Pipeline Company

Upon the formation of Skelly-Belvieu, we contributed certain equipment to Skelly-Belvieu in exchange for 50% of its members’ equity. Our investment in Skelly-Belvieu was recorded at the carrying amount of the contributed equipment. However, the financial statements of Skelly-Belvieu reflect these assets at fair value at the date of formation. As a result, our 50% share of Skelly-Belvieu’s members’ equity exceeds the carrying value of our investment. This excess, which totaled $7.1 million and $7.4 million as of December 31, 2007 and 2006, respectively, is being accreted into income over the average life of the assets held by Skelly-Belvieu, or 33 years.

ST Linden Terminals, LLC

As part of the Kaneb Acquisition, we acquired an investment in Linden. As part of the final allocation in 2006 of the purchase price of Kaneb, we recorded our investment in Linden at fair value. As a result, the carrying value of our investment in Linden exceeds our 50% share of its members’ equity. This excess totaled $44.5 million and $44.9 million as of December 31, 2007 and 2006, respectively, of which $8.0 million is being amortized into expense over the average life of the assets held by Linden, or 25 years. The balance not being amortized has been allocated to goodwill of Linden.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2007	2006
	(Thousands of Dollars)
Employee wages and benefit costs	$17,633	$12,093
Unearned income	2,401	2,369
Environmental costs	5,435	5,583
Product shortages	10,513	7,796
Other	11,207	9,810

Accrued liabilities	$47,189	$37,651

10. LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
	2007	2006
	(Thousands of Dollars)
6.05% senior notes due 2013, net of unamortized discount of ($337) in 2007 and ($437) in 2006 and a fair value adjustment of $1,646 in 2007 and ($2,902) in 2006	$231,241	$246,662
6.875% senior notes due 2012, net of unamortized discount of ($143) in 2007 and ($174) in 2006 and a fair value adjustment of $586 in 2007 and ($2,006) in 2006	100,444	97,820
7.75% senior notes due 2012, including a fair value adjustment of $28,225 in 2007 and $33,328 in 2006	278,225	283,328
5.875% senior notes due 2013, including a fair value adjustment of $10,668 in 2007 and $12,243 in 2006	260,668	262,243
$1,250 million revolving credit agreement	527,976	—
$525 million term credit agreement	—	225,000
$600 million revolving credit agreement	—	190,526
UK term loan	41,628	41,118
Port Authority of Corpus Christi note payable	6,107	7,670

Total debt	1,446,289	1,354,367
Less current portion	(663)	(647)

Long-term debt, less current portion	$1,445,626	$1,353,720

The long-term debt repayments are due as follows (in thousands):

2008	$663
2009	713
2010	770
2011	832
2012	920,503
Thereafter	482,163

Total repayments	1,405,644
Net fair value adjustment and unamortized discount	40,645

Total debt	$1,446,289

Interest payments totaled $89.5 million, $75.0 million and $53.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6.875% and 6.05% Senior Notes

On March 18, 2003, NuStar Logistics issued $250 million of 6.05% senior notes, maturing in 2013, with interest payable semi-annually in arrears on March 15 and September 15 of each year.

On July 15, 2002, NuStar Logistics issued $100.0 million of 6.875% senior notes, maturing in 2012, with interest payable semi-annually in arrears on January 15 and July 15 of each year.

The 6.05% and the 6.875% senior notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness of NuStar Logistics. Both series of senior notes contain restrictions on NuStar Logistics’ ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions.

At the option of NuStar Logistics, the 6.05% and the 6.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The NuStar Logistics senior notes also include a change-in-control provision, which requires (1) that Valero Energy or an investment grade entity own, directly or indirectly, 51% of our general partner interests and (2) that we (or an investment grade entity) own, directly or indirectly, all of the general partner and limited partner interests in NuStar Logistics.

Due to the completed sale of Valero Energy’s remaining interests in NuStar GP Holdings on December 22, 2006, the change-in-control provision was triggered, and NuStar Logistics offered to purchase the senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase. This offer expired on January 23, 2007, with approximately $20.1 million of the 6.05% senior notes tendered to us for repurchase. We retired the senior notes that were tendered with borrowings under our $600 million revolving credit agreement on February 1, 2007. The retirement of those senior notes did not significantly affect either our financial position or results of operations.

7.75% and 5.875% Senior Notes

As a result of the Kaneb Acquisition, we assumed the outstanding senior notes issued by KPOP, having an aggregate face value of $500.0 million, and an aggregate fair value of $555.0 million. We use the effective interest method to amortize the difference between the fair value and the face value of the senior notes as a reduction of interest expense over the remaining lives of the senior notes.

The senior notes were issued in two series, the first of which bears interest at 7.75% annually (due semi-annually on February 15 and August 15) and matures February 15, 2012. The second series bears interest at 5.875% annually (due on June 1 and December 1) and matures June 1, 2013.

The 7.75% and 5.875% senior notes do not contain sinking fund requirements. These notes contain restrictions on our ability to incur indebtedness secured by liens, to engage in certain sale-leaseback transactions, to engage in certain transactions with affiliates, as defined, and to utilize proceeds from the disposition of certain assets. At the option of KPOP, the 7.75% and 5.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date.

The senior notes issued by NuStar Logistics are fully and unconditionally guaranteed by NuStar Energy. In connection with the Kaneb Acquisition, NuStar Energy fully and unconditionally guaranteed the outstanding senior notes issued by KPOP. Additionally, effective July 1, 2005, both NuStar Logistics and KPOP fully and unconditionally guaranteed the outstanding senior notes of the other.

2007 Revolving Credit Agreement

On December 10, 2007, NuStar Logistics replaced the existing $600 million revolving credit agreement with the $1.25 billion five-year revolving credit agreement (the 2007 Revolving Credit Agreement), which includes a Euro sub-limit $250 million. NuStar Logistics borrowed $528.4 million under the 2007 Revolving Credit Agreement to repay in full the balance on its $600 million revolving credit agreement (the Revolving Credit Agreement) and $525 million term loan agreement (the Term Loan Agreement). Obligations under the 2007 Revolving Credit Agreement are guaranteed by NuStar Energy and KPOP. KPOP will be released from its guarantee of the 2007 Revolving Credit Agreement when it no longer guarantees NuStar Logistics public debt instruments.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2007, we had $720.8 million available for borrowing under the 2007 Revolving Credit Agreement. The 2007 Revolving Credit Agreement bears interest based on either an alternative base rate or a LIBOR based rate, which was 5.7% as of December 31, 2007. The weighted-average interest rate related to outstanding borrowings under the 2007 Revolving Credit Agreement for the year ended December 31, 2007 was 5.7%.

The 2007 Revolving Credit Agreement requires that we maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any defaults, as defined in the agreements, exist or would result from the distribution. The 2007 Revolving Credit Agreement also requires us to maintain, as of the end of each rolling period, consisting of any period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated indebtedness to consolidated EBITDA, as defined in the 2007 Revolving Credit Agreement) not to exceed 5.00-to-1.00; provided, that if at any time NuStar Energy or any of its restricted subsidiaries consummates an acquisition for an aggregate net consideration of at least $100 million, then for two rolling periods, the last day of which immediately follows the day on which such acquisition is consummated, the consolidated debt coverage ratio must not exceed 5.50-to-1.00. Management believes that we are in compliance with all ratios and covenants of the 2007 Revolving Credit Agreement as of December 31, 2007.

Term Loan Agreement

On July 1, 2005, we entered into the Term Loan Agreement, the majority of which was used to fund the Kaneb Acquisition. The weighted-average interest rate related to outstanding borrowings under the Term Loan Agreement for the year ended December 31, 2007 was 6.0%. The $225.0 million balance on the Term Loan Agreement was paid in full on December 10, 2007 with the proceeds from the 2007 Revolving Credit Agreement.

Revolving Credit Agreement

On July 1, 2005, we entered into the Revolving Credit Agreement. The weighted-average interest rate related to outstanding borrowings under the Revolving Credit Agreement for the year ended December 31, 2007 was 5.7%. The $303.4 million balance on the Revolving Credit Agreement was paid in full on December 10, 2007 with the proceeds from the 2007 Revolving Credit Agreement.

UK Term Loan

KPOP’s UK subsidiary, Kaneb Terminals Limited, is the borrower of £21 million ($41.6 million and $41.1 million as of December 31, 2007 and 2006, respectively). This amended and restated term loan agreement (the UK Term Loan) bears interest at 6.65% annually and matures on December 11, 2012.

In December 2007, the UK Term Loan contains was amended to be consistent with the covenants and provisions of the 2007 Revolving Credit Agreement. Management believes that we are in compliance with all ratios and covenants of the UK Term Loan as of December 31, 2007.

Port Authority of Corpus Christi Note Payable

The proceeds from the original $12.0 million note payable due to the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) were used for the construction of a crude oil storage facility in Corpus Christi, Texas. The note payable is due in annual installments of $1.2 million through December 31, 2015 and is collateralized by the crude oil storage facility. Interest on the unpaid principal balance accrues at a rate of 8.0% per annum. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi.

11. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management and pollution prevention measures. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. The principal environmental and safety risks associated with our operations relate to unauthorized emissions into the air, unauthorized releases into soil, surface water or groundwater, and personal injury and property damage. Compliance with these environmental and safety laws, regulations and permits increases our capital expenditures and our overall cost of business, and violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The pipelines in the Central West System, the East Pipeline, the North Pipeline and the Ammonia Pipeline are subject to federal regulation by one or more of the following governmental agencies or laws: the Federal Energy Regulatory Commission (the FERC), the Surface Transportation Board (the STB), the Department of Transportation (DOT), the Environmental Protection Agency (EPA), and the Homeland Security Act. Additionally, the operations and integrity of the Pipelines are subject to the respective state jurisdictions along the route of the systems.

We have adopted policies, practices and procedures in the areas of pollution control, pipeline integrity, operator qualifications, public relations and education, product safety, occupational health and the handling, storage, use and disposal of hazardous materials that are designed to prevent material environmental or other damage, to ensure the safety of our pipelines, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could result in changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of crude oil and refined products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.

Valero Energy has agreed to indemnify us for a period of ten years from the date of acquisition for pre-acquisition environmental liabilities related to assets transferred or otherwise acquired by the Partnership from Valero Energy or UDS. Excluded from this indemnification are liabilities that result from a change in environmental law after the date of acquisition.

Additionally, Exxon Mobil Corporation (ExxonMobil) has agreed to indemnify us for pre-acquisition environmental liabilities in connection with off site disposal activities performed prior to September 4, 2003 related to the Paulsboro refined product terminal acquisition.

As an operator or owner of the assets, we could be held liable for pre-acquisition environmental liabilities should Valero Energy or ExxonMobil be unable to fulfill their obligations. However, we believe that such a situation is unlikely.

Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

The balance of and changes in the accruals for environmental matters were as follows:

	December 31,
	2007	2006
	(Thousands of Dollars)
Balance as of beginning of year	$13,683	$17,509
Additions to accrual	3,872	2,625
Amounts related to the Australia and New Zealand subsidiaries	—	(3,051)
Payments	(6,474)	(3,541)
Foreign currency translation	43	141

Balance as of end of year	$11,124	$13,683

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accruals for environmental matters are included in the consolidated balance sheet as follows:

	December 31,
	2007	2006
	(Thousands of Dollars)
Accrued liabilities	$5,435	$5,583
Other long-term liabilities	5,689	8,100

Accruals for environmental matters	$11,124	$13,683

12. COMMITMENTS AND CONTINGENCIES

Contingencies

We have contingent liabilities resulting from various litigation, claims and commitments, the most significant of which are discussed below. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated. Legal fees associated with defending our self in legal matters are expensed as incurred. As of December 31, 2007, we have recorded $1.1 million of accruals related to settled matters and $47.5 million of accruals for contingent losses. The actual payment of any amounts accrued and the timing of such payments ultimately made is uncertain. We believe that should we be unable to successfully defend ourselves in any of these matters, the ultimate payment of any or all of the amounts reserved would not have a material adverse effect on our financial position or liquidity. However, if any actual losses ultimately exceed the amounts accrued, there could be a material adverse effect on our results of operations.

Grace Energy Corporation Matter. In 1997, Grace Energy Corporation (Grace Energy) sued subsidiaries of Kaneb in Texas state court. The complaint sought recovery of the cost of remediation of fuel leaks in the 1970s from a pipeline that had once connected a former Grace Energy terminal with Otis Air Force Base (Otis AFB) in Massachusetts. Grace Energy alleges the Otis AFB pipeline and related environmental liabilities had been transferred in 1978 to an entity that was part of Kaneb’s acquisition of Support Terminal Services, Inc. and its subsidiaries from Grace Energy in 1993. Kaneb contends that it did not acquire the Otis AFB pipeline and never assumed any responsibility for any associated environmental damage.

In 2000, the court entered final judgment that: (i) Grace Energy could not recover its own remediation costs of $3.5 million, (ii) Kaneb owned the Otis AFB pipeline and its related environmental liabilities and (iii) Grace Energy was awarded $1.8 million in attorney costs. Both Kaneb and Grace Energy appealed the trial court’s final judgment to the Texas Court of Appeals in Dallas. In 2001, Grace Energy filed a petition in bankruptcy, which created an automatic stay of actions against Grace Energy. Once that stay is lifted, we intend to resume vigorous prosecution of the appeal.

The Otis AFB is a part of a Superfund Site pursuant to CERCLA. The site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis AFB pipeline. Relying on the Texas state court’s final judgment assigning ownership of the Otis AFB pipeline to Kaneb, the U.S. Department of Justice advised Kaneb in 2001 that it intends to seek reimbursement from Kaneb for the remediation costs associated with the two spill areas. In 2002, the Department of Justice asserted that it had incurred over $49.0 million in costs and expected to incur additional costs of approximately $19.0 million for remediation of the two spill areas. The Department of Justice has not filed a lawsuit against us related to this matter and we have not made any payments toward costs incurred by the Department of Justice.

Port of Vancouver Matter. We own a chemical and refined product terminal on property owned by the Port of Vancouver, and we lease the land under the terminal from the Port of Vancouver. Under an Agreed Order entered into with the Washington Department of Ecology when Kaneb purchased the terminal in 1998, Kaneb agreed to investigate and remediate groundwater contamination by the terminal’s previous owner and operator originating from the terminal. Investigation and remediation at the terminal are ongoing in compliance with the Agreed Order. In April 2006, the Washington Department of Ecology commented on our site investigation work plan and asserted that the groundwater contamination at the terminal was commingled with a groundwater contamination plume under other property owned by the Port of Vancouver. Since that time, we have negotiated with the Washington Department of Ecology, and on

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

November 7, 2007, we entered into an Agreed Order that outlines a plan for site assessment, monitoring and interim action with regard to the plume for which Kaneb is responsible. The Agreed Order contains a diagram indicating that the plume for which Kaneb is responsible is separate from proximately located plumes. Based on the Agreed Order, and the fact that there is no currently pending claim asserting that Kaneb is responsible for the second plume, we believe at this time that this issue is resolved.

Department of Justice Matter. In a letter dated February 6, 2008, the Department of Justice (the DOJ) advised us that Region VII of the EPA has requested that the DOJ initiate a lawsuit against KPOP for violations of the Clean Water Act. The notice alleges that KPOP violated the Clean Water Act by failing to prepare a Facility Response Plan, as required by Section 311(j)(5) of the Clean Water Act, 33 U.S.C. §1321(j), for certain of its pipeline terminals located in Region VII by August 30, 1994. A Facility Response Plan is a plan for responding to a worst case discharge, and to a substantial threat of such a discharge, of oil or hazardous substances.

EPA Investigation. On November 14, 2006, agents of the EPA presented a search warrant issued by a U.S. District Court at one of our California terminals. Since then, the U.S. District Court has also served us with five subpoenas. The search warrant and subpoenas all seek information regarding allegations of potential illegal conduct by us, certain of our subsidiaries and/or our employees concerning compliance with certain environmental and safety laws and regulations.

We are cooperating fully with the EPA in producing documents in response to the subpoenas. We have no information as to when the EPA will conclude their investigation, and we are also conducting an internal investigation of any possible noncompliance. At this time, the EPA has not suggested any fines or penalties.

There can be no assurances that the conclusion of the EPA’s investigation will not result in a determination that we violated applicable laws. If we are found to have violated such laws, we could be subject to fines, civil penalties and criminal penalties. A final determination that we violated applicable laws could, among other things, result in our debarment from future federal government contracts.

Because of the preliminary nature of the investigation, we are not able to estimate a loss or range of loss, if any. However, if any of the consequences described above ultimately occur, it is reasonably possible that the effects could be material to our results of operations in the period we would be required to record a liability, and could be material to our cash flows in the periods we would be required to pay such liability.

Other

We are also a party to additional claims and legal proceedings arising in the ordinary course of business. We believe the possibility is remote that the final outcome of any of these claims or proceedings to which we are a party would have a material adverse effect on our financial position, results of operations or liquidity; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity.

Commitments

Future minimum rental payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2007 are as follows:

	Operating Leases	Purchase Obligations
	(Thousands of Dollars)
2008	$11,034	$544,294
2009	7,650	110,953
2010	7,099	7,069
2011	6,557	968
2012	6,394	962
Thereafter	102,368	1,523

Future minimum lease payments	$141,102	$665,769

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Rental expense for all operating leases totaled $21.0 million, $15.3 million and $8.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The purchase obligations primarily relate to purchases of inventory for resale to our customers.

13. DERIVATIVES, FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES

We utilize various derivative instruments to: (i) manage our exposure to commodity price risk, (ii) engage in a trading program and (iii) manage our exposure to interest rate risk. Our risk management policies and procedures are designed to monitor interest rates, NYMEX and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules to help ensure that our hedging activities address our market risks. We have a risk management group that has direct oversight responsibilities for our risk policies and our trading controls and procedures and certain aspects of risk management. Our risk management group also approves all new risk management strategies through a formal process.

The fair values of our derivative instruments are included in the consolidated balance sheets as follows:

	Year Ended December 31,
	2007	2006
	(Thousands of Dollars)
Deferred charges and other assets, net	$2,231	$—

Accrued liabilities	$4,622	$—
Other long-term liabilities	—	4,908

Total liability	$4,622	$4,908

Commodity Price Risk

We are exposed to commodity price risk with respect to our product inventories and related firm commitments to purchase and/or sell such inventories. We utilize NYMEX futures to manage our exposure to changes in the fair value of our product inventories and related firm commitments.

On a limited basis, we also enter into derivative commodity instruments based on our analysis of market conditions in order to profit from market fluctuations. These derivative instruments are financial positions entered into without underlying physical inventory and are not considered hedges.

The earnings impact of our derivative activity was as follows:

	Year Ended December 31, 2007
	Mark-to- market, net	Settled	Total
	(Thousands of Dollars)
Commodity price-risk hedging loss	$(3,017)	$(4,519)	$(7,536)
Trading gain (loss)	3	(2,332)	(2,329)

Total	$(3,014)	$(6,851)	$(9,865)

During 2007, we recorded $1.6 million of income representing the change in fair value of inventories designated as the hedged item in qualifying fair value hedge relationships resulting in $0.1 million of income due to the ineffectiveness of our fair value hedges. The ineffectiveness is recorded in “Cost of product sales” in the consolidated statements of income. No component of the associated derivative instruments’ gains or losses was excluded from our assessment of hedge ineffectiveness.

Prior to 2007, we had not entered into any commodity derivatives with earnings impact.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Interest Rate Risk

We are a party to interest rate swap agreements to manage our exposure to changes in interest rates. The interest rate swap agreements have an aggregate notional amount of $167.5 million, of which $60.0 million is tied to the maturity of the 6.875% senior notes and $107.5 million is tied to the maturity of the 6.05% senior notes. Under the terms of the interest rate swap agreements, we will receive a fixed rate (6.875% and 6.05% for the $60.0 million and $107.5 million of interest rate swap agreements, respectively) and will pay a variable rate based on LIBOR plus a percentage that varies with each agreement. As of December 31, 2007 and 2006, the weighted average effective interest rate for the interest rate swaps was 6.1% and 7.1%, respectively.

The estimated fair value of our fixed-rate debt as of December 31, 2007 and 2006 was $927.2 million and $939.2 million, respectively, as compared to the carrying amount of $918.3 million and $938.8 million, respectively. These fair values were estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements. Interest rates on borrowings under the 2007 Revolving Credit Agreement float with market rates and thus the carrying amount approximates fair value.

Concentration of Credit Risk

We are exposed to credit risk on our hedging instruments in the event of nonperformance by counterparties. However, because our hedging activities are transacted only with highly rated institutions, we do not anticipate nonperformance by any of these counterparties.

For the years ended December 31, 2007, 2006 and 2005 we derived approximately 18%, 23% and 34%, respectively, of our revenues from Valero Energy and its subsidiaries, our largest customer. No other single customer accounted for more than 10% of our consolidated operating revenues. Valero Energy and its subsidiaries are investment grade customers; therefore, we do not believe that the trade receivable from Valero Energy represents a significant credit risk. However, the concentration of business with Valero Energy, which is a large refining and retail marketing company, has the potential to impact NuStar Energy, both positively and negatively, to changes in the refining and marketing industry.

14. RELATED PARTY TRANSACTIONS

Our operations are managed by the general partner of our general partner, NuStar GP, LLC. The employees of NuStar GP, LLC perform services for our U.S. operations. Certain of our wholly owned subsidiaries employ persons who perform services for our international operations. We reimburse NuStar GP, LLC for all costs related to its employees. We had a receivable of $0.8 million and a payable of $2.3 million, as of December 31, 2007 and December 31, 2006, respectively, to NuStar GP, LLC, with both amounts representing payroll and plan benefits, net of payments made by us. We also had a long-term payable as of December 31, 2007 and 2006 of $5.7 million to NuStar GP, LLC related to amounts payable for retiree medical benefits and other post-employment benefits.

Prior to December 22, 2006, Valero Energy controlled our general partner. We have transactions with Valero Energy for pipeline tariff, terminalling fee and crude oil storage tank fee revenues, certain employee costs, insurance costs, administrative costs and lease expense, which were reported as related party transactions in the consolidated statement of income. Due to Valero Energy’s sale of its interest in NuStar GP Holdings on December 22, 2006, we ceased reporting transactions with Valero Energy as related party transactions subsequent to that date.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes information pertaining to related party transactions with NuStar GP, LLC for the year ended December 31, 2007 and with Valero Energy for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2007	2006	2005 (a)
	(Thousands of Dollars)
Revenues	$—	$260,980	$234,485
Operating expenses 65	93,211	94,587	60,921
General and administrative expenses	37,702	32,183	19,356

(a)

The amounts reflected in the table include revenues and operating expenses of $1,867 and $1,850, respectively, which are included in income from discontinued operations in the consolidated statement of income.

Agreements with NuStar GP Holdings

Non-Compete Agreement

On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P., and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased to be subject to the Amended and Restated Omnibus Agreement, dated March 31, 2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

Agreements with Valero Energy

We have entered into a number of operating agreements with Valero Energy, which govern the required services provided to and received from Valero Energy. Most of the operating agreements include adjustment provisions, which allow us to increase the handling, storage and throughput fees we charge to Valero Energy based on a consumer price index. In addition, the pipeline tariffs charged by us are reviewed annually and adjusted based on an inflation index and may also be adjusted to take into consideration additional costs incurred to provide the transportation services. The following is a summary of the significant terms of the individual agreements.

Services Agreement

Prior to our separation from Valero Energy, the employees of NuStar GP, LLC were provided to us under the terms of various services agreements between us and Valero Energy. The terms of these services agreements generally provided that the costs of employees who performed services directly on our behalf, including salaries, wages and employee benefits, were charged directly to us. In addition, Valero Energy charged us a net administrative services fee, which was $1.8 million and $6.6 million for the years ended December 31, 2006 and 2005, respectively.

Although Valero Energy no longer provided employees to work directly on our behalf, Valero Energy continued to provide certain services to us under the terms of a services agreement dated December 22, 2006 (the 2007 Services Agreement). Under the 2007 Services Agreement, we paid Valero Energy approximately $1.1 million for the year ended December 31, 2007 for administrative services (primarily information system services and human resource services) and telecommunication services.

On April 16, 2007, Valero Energy exercised its option to terminate the 2007 Services Agreement. As a result, Valero Energy paid us a termination fee of $13.0 million in May 2007 in accordance with the terms of the 2007 Services Agreement. However, Valero Energy continued providing certain services over a period of time sufficient to allow us to assume those functions by the end of 2007.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Omnibus Agreement

On March 31, 2006, we entered into an amended and restated omnibus agreement (the 2006 Omnibus Agreement) with Valero Energy, NuStar GP, LLC, Riverwalk Logistics, L.P., and NuStar Logistics. The 2006 Omnibus Agreement superseded the Omnibus Agreement among the parties dated effective April 16, 2001. The 2006 Omnibus Agreement governed potential competition between Valero Energy and us.

With the closing of NuStar GP Holding’s secondary public offering on December 22, 2006, Valero Energy ceased to own 20% or more of us, which allows Valero Energy to compete with us.

Also under the 2006 Omnibus Agreement, Valero Energy agreed to indemnify us for environmental liabilities related to the assets transferred to us in connection with our initial public offering, provided that such liabilities arose prior to and are discovered within ten years after that date (excluding liabilities resulting from a change in law after April 16, 2001).

Pipelines and Terminals Usage Agreement - McKee, Three Rivers and Ardmore

Under the terms of the Pipelines and Terminals Usage Agreement dated April 16, 2001, we provide transportation services that support Valero Energy’s refining and marketing operations relating to the McKee, Three Rivers and Ardmore refineries. Pursuant to the agreement, Valero Energy has agreed through April 2008:

•	to transport in our crude oil pipelines at least 75% of the aggregate volumes of crude oil shipped to the McKee, Three Rivers and Ardmore refineries;

•	to transport in our refined product pipelines at least 75% of the aggregate volumes of refined products shipped from the McKee, Three Rivers and Ardmore refineries; and

•	to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from the McKee, Three Rivers and Ardmore refineries.

If market conditions change with respect to the transportation of crude oil or refined products, or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals that serve the McKee, Three Rivers and Ardmore refineries at the required levels, Valero Energy’s obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect.

In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average pipeline tariff or terminal fee. For the years ended December 31, 2007, 2006 and 2005, Valero Energy exceeded its obligations under the Pipelines and Terminals Usage Agreement. Additionally, Valero Energy has agreed not to challenge, or cause others to challenge, our interstate or intrastate tariffs for the transportation of crude oil and refined products until at least April 2008.

Crude Oil Storage Tank Agreements

In conjunction with the acquisition of the Crude Oil Storage Tanks in March 2003, we entered into the following agreements with Valero Energy:

•

Handling and Throughput Agreement, dated March 2003, pursuant to which Valero Energy agreed to pay us a fee for 100% of crude oil and certain other feedstocks delivered to each of the Corpus Christi West refinery, the Texas City refinery and the Benicia refinery and to use our logistic assets for handling all deliveries to these refineries. The throughput fees are adjustable annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery. The initial term of the handling and throughput agreement is ten years, which may be extended by Valero Energy for up to an additional five years.

•

Services and Secondment Agreements, dated March 2003, pursuant to which Valero Energy agreed to provide personnel to us who perform operating and routine maintenance services related to the crude oil storage tank operations. The annual reimbursement for those services is an aggregate $3.5 million. The initial term of the services and secondment agreements is ten years, which we may extend for an additional five years. In addition to the fees we have agreed to pay Valero Energy under the services and secondment agreements, we are

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

responsible for operating expenses and specified capital expenditures related to the tank assets that are not addressed in the services and secondment agreements. These operating expenses and capital expenditures include tank safety inspections, maintenance and repairs, certain environmental expenses, insurance premiums and ad valorem taxes.

•

Lease and Access Agreements, dated March 2003, pursuant to which Valero Energy leases to us the land on which the crude oil storage tanks are located for an aggregate amount of $0.7 million per year. The initial term of each lease is 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the crude oil storage tanks or cease business operations.

South Texas Pipelines and Terminals Agreements

In conjunction with the acquisition of the South Texas Pipelines and Terminals in March 2003, we entered into the following agreements with Valero Energy:

•

Terminalling Agreement, dated March 2003, pursuant to which Valero Energy agreed, during the initial period of five years, to pay a terminalling fee for each barrel of refined product stored or handled by or on behalf of Valero Energy at the terminals, including an additive fee for gasoline additive blended at the terminals. At the Houston Hobby Airport terminal, Valero Energy agreed to pay a filtering fee for each barrel of jet fuel stored or handled at the terminal.

•	Throughput Commitment Agreement, dated March 2003, pursuant to which Valero Energy agreed, for an initial period of seven years:

•

to transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi refineries’ gasoline and distillate production but only if the combined throughput in these pipelines is less than 110,000 barrels per day;

•

to transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers refinery gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers refinery raffinate production;

•	to use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refineries;

•

to use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refineries, but only if the throughput at this terminal is less than 20,000 barrels per day; and

•	to use the San Antonio East terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline.

In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average pipeline tariff or terminal fee. Valero Energy’s obligation to transport 90% of the Three Rivers refinery raffinate production in the Pettus to Corpus Christi refined product pipeline was suspended in the fourth quarter of 2005 due to the temporary idling of the pipeline in the fourth quarter of 2005.

St. James Terminalling Agreement

On December 1, 2006, we executed a terminal services agreement with Valero Energy for the St. James, Louisiana crude oil facility (the St. James Terminal Agreement). Pursuant to the St. James Terminal Agreement, we will provide crude oil storage and blending services to Valero Energy for a minimum throughput fee of $1.175 million per month, plus $0.08 per barrel throughput in excess of 4 million barrels per month and $0.03 per barrel blended. The St. James Terminal Agreement has an initial term of five years, with an option to extend for an additional five years, provided that Valero Energy provides notice of its intent to extend the term at least one year prior to the expiration of the initial term.

Corpus Christi North Beach Storage Facility

Effective January 1, 2007, we entered into a one-year terminal service agreement with Valero Energy for the 1.6 million barrels of capacity at our Corpus Christi North Beach storage facility. This agreement automatically renewed from year- to-year until either party elected to terminate upon 90-days written notice. This agreement was terminated on December 31, 2007.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We entered into a five-year shell barrel capacity lease agreement with Valero Energy on January 1, 2008 for the 1.6 million barrels of capacity at our Corpus Christi North Beach storage facility for $0.56 million per month. This lease automatically renews for additional one-year terms after the initial term unless either party terminates it with a 90-day written notice. Pursuant to this agreement, Valero Energy has agreed to maintain an annual average throughput of at least 70,000 barrels per day. In the event Valero Energy does not maintain the minimum guaranteed annual volume, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by a per barrel rate.

Other Agreements

We have other minor storage and throughput contracts with Valero Energy.

15. EMPLOYEE BENEFIT PLANS

We rely on employees of NuStar GP, LLC to provide the necessary services to conduct our U.S. operations. Prior to July 1, 2006, the employees of NuStar GP, LLC were included in the various employee benefit plans of Valero Energy, which included a defined benefit pension plan, a retiree welfare benefit plan, health and welfare benefits, a defined contribution retirement plan, equity incentive plans and nonqualified deferred compensation plans. On July 19, 2006, employees of NuStar GP, LLC began participating in newly enacted, comparable plans sponsored by NuStar GP, LLC as follows:

•

The NuStar GP, LLC Thrift Plan (the Thrift Plan), is a qualified employee profit-sharing plan which became effective June 26, 2006. Participation in the Thrift Plan is voluntary and is open to substantially all of NuStar GP, LLC employees who become eligible to participate upon date of hire. Thrift Plan participants can make basic contributions from 1% up to 30% of their total annual compensation. The maximum match by NuStar GP, LLC is 75% of each participant’s basic contributions up to 8% based on the participant’s total annual compensation. Effective January 1, 2008, the Thrift Plan was amended to change the maximum match by NuStar GP, LLC to 100% of each participant’s total contribution up to 6% based on the participant’s total annual compensation.

•

The NuStar GP, LLC Pension Plan (the Pension Plan), is a qualified non-contributory defined benefit plan which became effective July 6, 2006. The Pension Plan covers substantially all of NuStar GP, LLC’s employees and generally provides eligible employees with retirement income based on years of service and compensation during the period of service. Employees may become eligible to receive benefits after five years of service, including service recognized by Valero Energy for vesting purposes under the Valero Energy pension plan. All benefit obligations associated with service for certain employees who were participants in the Valero Energy pension plan through June 30, 2006, including the effect of future salary increases, are the responsibility of Valero Energy. All benefit obligations related to service by NuStar GP, LLC employees on or after July 1, 2006 will be covered by the Pension Plan. Effective January 1, 2008, the plan was amended to change the name of the plan to the NuStar Pension Plan.

•

The NuStar GP, LLC Excess Thrift Plan (the Excess Thrift Plan), which became effective July 1, 2006, provides benefits to a select group of management or other highly compensated employees. The Excess Thrift Plan provides benefits to those employees of NuStar GP, LLC whose annual additions under the Thrift Plan are subject to the limitations on such annual additions as provided under §415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by §401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The contribution to the Excess Thrift Plan is equivalent to the matching contributions that would have been credited to the employee’s qualified Thrift Plan account for matching contributions had the plan contributions not been impacted by various IRS limits. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an “excess benefit plan” as defined under §3(36) of The Employee Retirement Income Security Act of 1974, as amended (ERISA) and (2) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan shall consist of a separate plan for purposes of Title I of ERISA.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•

The NuStar GP, LLC Excess Pension Plan (the Excess Pension Plan) provides benefits to those employees of NuStar GP, LLC whose pension benefits under the Pension Plan and the Valero Energy pension plan (where applicable) are subject to limitations under the Code, or who are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of the Pension Plan and the Valero Energy pension plan (where applicable). Effective as of July 1, 2006, eligible NuStar GP, LLC employees ceased accruing additional benefits under Valero Energy’s excess pension plan (the Prior Excess Pension Plan). The Excess Pension Plan is an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of Section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or other highly compensated employees. The Excess Pension Plan provides a single, nonqualified defined benefit to those NuStar GP, LLC employees for their pre-July 1, 2006 benefit accruals under the Prior Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.

•

The NuStar GP, LLC Supplemental Executive Retirement Plan (the SERP) provides those highly compensated, management personnel of NuStar GP, LLC who were accruing benefits under the Valero Energy supplemental executive retirement plan (Prior SERP) up until July 1, 2006, and those who may subsequently become eligible, with a supplement to the retirement benefit they may otherwise receive under the Pension Plan and the Valero Energy pension plan (where applicable). The SERP provides a single, nonqualified defined benefit to those NuStar GP, LLC employees for their pre-July 1, 2006 benefit accruals under the Prior SERP and their post-July 1, 2006 benefit accruals under the SERP.

•

The NuStar GP, LLC Retiree Benefits Plan is a post-retirement medical benefits plan effective July 1, 2006 from which benefits became payable to eligible employees beginning January 1, 2007. NuStar GP, LLC retained the liabilities for the benefit obligations related to the postretirement medical benefits for those employees who are not “retirement eligible” (employees over 55 years old with five years of service and eligible to receive benefits under the Valero Energy pension plan) on July 19, 2006, and certain long-term disability benefits (LTD) under the Valero Energy flex benefits plan totaling $6.1 million and $0.7 million, respectively, as of July 1, 2006. Valero Energy retained the responsibility for the postretirement medical benefit obligation for employees who were retirement eligible on July 19, 2006, and those who subsequently become retirement eligible and elected to receive a benefit on or before December 31, 2006 under the Valero Energy pension plan.

None of the Excess Thrift Plan, the Excess Pension Plan or the SERP is intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to ERISA. All costs incurred by our general partner related to these employee benefit plans, excluding compensation expense related to the long-term incentive plans, were and will continue to be reimbursed by us at cost. Effective January 1, 2008, in compliance with recently issued section 409(a) of the Code, the Excess Pension Plan and the SERP were amended to provide that all benefits under those plans will be paid in a single lump-sum payment.

Long-Term Incentive Plans

Our general partner also sponsors the following:

•

The Second Amended and Restated 2000 Long-Term Incentive Plan (the 2000 LTIP), under which NuStar GP, LLC may award up to 1,500,000 common units. Awards under the 2000 LTIP can include unit options, restricted units, performance awards, distribution equivalent rights (DERs) and contractual rights to receive common units. As of December 31, 2007, a total of 711,602 common units remained available to be awarded under the UIP.

•

The 2003 Employee Unit Incentive Plan (the UIP) under which NuStar GP, LLC may award up to 500,000 NuStar Energy common units to employees of NuStar GP, LLC or its affiliates, excluding officers and directors of NuStar GP, LLC and its affiliates. Awards under the UIP can include unit options, restricted units and distribution equivalent rights (DERs). As of December 31, 2007, a total of 265,326 common units remained available to be awarded under the UIP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•

The 2002 Unit Option Plan (the UOP) under which NuStar GP, LLC may award up to 200,000 NuStar Energy unit options to officers and directors of NuStar GP, LLC or its affiliates, of which substantially all of the unit options have been awarded as of December 31, 2007.

•

The 2006 Long-Term Incentive Plan (the 2006 LTIP) under which NuStar GP Holdings may award up to 2,000,000 units to employees, consultants and directors of NuStar GP Holdings and its affiliates, including us. Awards under the 2006 LTIP can include unit options, performance units, restricted units, phantom units, unit grants and unit appreciation rights of NuStar GP Holdings, LLC. As of December 31, 2007, a total of 1,667,637 NuStar GP Holdings units remained available to be awarded under the 2006 LTIP.

Our share of compensation expense related to the various long term incentive plans described previously, except for grants to non-employee directors of NuStar GP Holdings, was $3.8 million, $2.4 million and $1.5 million, respectively, for the years ended December 31, 2007, 2006 and 2005. We record such amounts in “General and administrative expenses” in the consolidated statements of income for those years.

The number of awards granted under the above noted plans were as follows:

	Year Ended December 31,
	2007			2006		2005
	Granted	Vesting		Granted	Vesting	Granted	Vesting
2000 LTIP:
Performance awards	10,840	1/3 per year		8,940	1/3 per year	—	—
Unit options	204,675	1/5 per year		203,975	1/5 per year	25,075	1/5 per year
Restricted units	117,575	1/5 per year		51,140	1/5 per year	14,920	1/5 per year
Restricted units (grants to non-employee directors of NuStar GP, LLC)	3,510	1/3 per year		2,307	1/3 per year	1,340	1/3 per year
UOP	—	—		—	—	14,925	1/5 per year
UIP:
Unit options	—	—		15,200	1/5 per year	128,300	1/5 per year
Restricted units	12,730	1/5 per year		9,740	1/5 per year	31,800	1/5 per year
2006 LTIP:
Unit options	324,100	(a	)	—	—	—	—
Restricted units (grants to non-employee directors of NuStar GP Holdings)	5,489	1/3 per year		2,886	1/3 per year	—	—

(a)	Unit options granted under the 2006 LTIP vest in annual one-third increments beginning on the third anniversary of the grant date.

16.	PARTNERS’ EQUITY, ALLOCATIONS OF NET INCOME AND CASH DISTRIBUTIONS

Partners’ Equity

On November 19, 2007, we issued 2,600,000 common units representing limited partner interests at a price of $57.20 per unit. We received proceeds of $146.1 million, including a contribution of $3.0 million from our general partner to maintain its 2% general partner interest, net of issuance costs. The proceeds were used to repay a portion of the outstanding principal balance under our then active $600 million revolving credit agreement.

On July 1, 2005, we issued 23,768,355 of our common units valued at approximately $1.45 billion in exchange for all of the outstanding common units of KPP. In order to maintain a 2% general partner interest, Riverwalk Logistics, L.P. contributed $29.2 million to us.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Subordinated Units

Effective April 1, 2006, we satisfied all the conditions included in our partnership agreement for the subordination period to end. Accordingly, all 9,599,322 subordinated units converted into common units on a one-for-one basis on May 8, 2006, the first business day after the record date for the distribution related to the first quarter earnings of 2006. Riverwalk Holdings, LLC held the 9,599,322 subordinated units at the time of conversion.

Allocations of Net Income

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are done after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

During the year ended December 31, 2006, our general partner reimbursed us for certain charges we incurred related to services historically provided under our services agreement with Valero Energy. United States generally accepted accounting principles required us to record the charges as expenses and record the reimbursement as a capital contribution.

The following table details the calculation of net income applicable to the general partner:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Net income applicable to general partner and limited partners’ interest	$150,298	$149,530	$111,073
Charges reimbursed by general partner	—	575	—

Net income before charges reimbursed by general partner	150,298	150,105	111,073
Less general partner incentive distribution	18,426	14,778	8,711

Net income before charges reimbursed by general partner and after general partner incentive distribution	131,872	135,327	102,362
General partner interest	2%	2%	2%

General partner allocation of net income before charges reimbursed by general partner and after general partner incentive distribution	2,637	2,707	2,047
Charges reimbursed by general partner	—	(575)	—
General partner incentive distribution	18,426	14,778	8,711

Net income applicable to general partner	$21,063	$16,910	$10,758

Cash Distributions

We make quarterly distributions of 100% of our available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner, in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. The limited partner unitholders are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized). Our cash is first distributed 98% to the limited partners and 2% to the general partner until there has been distributed to the unitholders an amount equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution for any prior quarter. Thirdly, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages shown below.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds specified target levels shown below:

	Percentage of Distribution
Quarterly Distribution Amount per Unit	Unitholders	General Partner
Up to $0.60	98%	2%
Above $0.60 up to $0.66	90%	10%
Above $0.66	75%	25%

The table set forth below shows our cash distributions earned for the periods shown with respect to the general and limited partners:

	Year Ended December 31,
	2007	2006	2005 (a)
	(Thousands of Dollars, Except Per Unit Data)
General partner interest	$4,092	$3,742	$3,036
General partner incentive distribution	18,426	14,778	10,259

Total general partner distribution	22,518	18,520	13,295
Limited partners’ distribution	182,076	168,515	138,500

Total cash distributions	$204,594	$187,035	$151,795

Cash distributions per unit applicable to limited partners	$3.835	$3.600	$3.365

(a)

For the second quarter 2005, our net income allocation to general and limited partners reflected a total cash distribution based on the partnership interests outstanding as of June 30, 2005. On July 1, 2005, we issued approximately 23.8 million of our common units in exchange for all outstanding units of KPP in connection with the Kaneb Acquisition. Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. As such, the actual cash payment made with respect to the second quarter 2005 included the distributions paid to former Kaneb unitholders. The general partner’s portion of the actual cash payment made with respect to the second quarter 2005 was higher than the net income allocation to the general partner as the units had increased prior to the record date. Therefore, the distribution paid related to the year ended December 31, 2005 is more than the amount allocated to the general partner in our net income allocation.

On January 24, 2008, we declared a quarterly cash distribution of $0.985 which was paid on February 14, 2008 to unitholders of record on February 7, 2008. This distribution related to the fourth quarter of 2007 and totaled $55.0 million, of which $6.3 million represented the general partner’s share of such distribution. The general partner’s distribution included a $5.2 million incentive distribution.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

17. STATEMENTS OF CASH FLOWS

Changes in current assets and current liabilities were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Decrease (increase) in current assets:
Accounts receivable	$(22,079)	$27,307	$(39,397)
Receivable from related party	(786)	1,168	(2,678)
Inventories	(71,457)	257	(6,042)
Other current assets	(8,603)	6,181	(11,475)
Increase (decrease) in current liabilities:
Payable to related party	(2,315)	(9,493)	8,634
Accounts payable	72,918	(7,106)	58,920
Accrued interest payable	182	1,135	(259)
Accrued liabilities	9,546	(8,300)	(3,782)
Taxes other than income taxes	2	1,345	(3,323)
Income taxes payable	1,266	(1,799)	(534)

Changes in current assets and current liabilities	$(21,326)	$10,695	$64

Cash flows related to interest and income taxes were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Cash paid for interest, net of amount capitalized	$83,450	$73,206	$52,154

Cash paid for income taxes, net of tax refunds received	$9,081	$7,234	$1,663

Non-cash investing and financing activities for the year ended December 31, 2007 included:

•	adjustments to property and equipment, goodwill and intangible assets resulting from adjustments to the purchase price allocations related to the St. James Acquisition;

•	acquisition of other current assets in exchange for a note payable; and

•	adjustments to the fair value of our interest rate swap agreements.

Non-cash investing activities for the year ended December 31, 2006 included adjustments mainly to property and equipment and goodwill resulting from the final purchase price allocation related to the Kaneb Acquisition.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

18. OTHER INCOME

Other income consisted of the following:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
2007 Services Agreement termination fee (see Note 14)	$13,000	$—	$—
Business interruption insurance	12,492	—	—
Sale of net profit interest in coal mine	7,250	—	—
Legal settlements	5,758	—	—
Foreign exchange (losses) gains	(6,261)	1,011	(139)
Other	6,591	2,241	(1,356)

Other income (expense), net	$38,830	$3,252	$(1,495)

The business interruption insurance amount consists of insurance proceeds related to lost earnings at our pipelines and terminals that serve Valero Energy’s McKee refinery, which experienced a fire in February 2007.

19. INCOME TAXES

Components of income tax expense related to certain of our operations conducted through separate taxable wholly owned corporate subsidiaries were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Current:
U.S.	$2,373	$245	$—
Foreign	8,799	5,690	430

Total current	11,172	5,935	430

Deferred:
U.S.	827	(3,681)	892
Foreign	(551)	3,607	3,391

Total deferred	276	(74)	4,283

Total income tax expense	$11,448	$5,861	$4,713

The difference between income tax expense recorded in our consolidated statements of income and income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income tax expense is due to the fact that substantially all of our income is not subject to federal income tax due to our status as a limited partnership.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows:

	December 31,
	2007	2006
	(Thousands of Dollars)
U.S.:
Net operating losses	$21,509	$19,257
Environmental and legal reserves	14,611	14,699
Other	784	377
Valuation allowance	(13,276)	(9,744)

Deferred tax assets – U. S.	23,628	24,589

Property and equipment	(13,006)	(13,247)

Net deferred income tax asset – U.S.	$10,622	$11,342

Foreign:
Environmental and legal reserves	$—	$338
Other	1,057	142
Capital loss	2,292	—
Valuation allowance	(1,977)	—

Deferred tax assets – foreign	1,372	480

Property and equipment	(35,568)	(33,406)

Net deferred income tax liability – foreign	$(34,196)	$(32,926)

Our U.S. corporate operations have net operating loss carryforwards for tax purposes totaling approximately $61.5 million, which are subject to various limitations on use and expire in years 2008 through 2027.

As of December 31, 2007 and 2006, we have recorded a valuation allowance, substantially all of which was recorded in conjunction with the allocation of the purchase price of the Kaneb Acquisition, due to uncertainties related to our ability to utilize some of our deferred income tax assets, primarily consisting of certain federal net operating loss carryforwards, before they expire. The net change in the total valuation allowance for the year ended December 31, 2007 was an increase of $5.5 million. The valuation allowance is based on our estimates of taxable income in the various jurisdictions in which we operate and the period over which deferred income tax assets will be recoverable.

The realization of net deferred income tax assets recorded as of December 31, 2007 is dependent upon our ability to generate future taxable income in the United States. We believe it is more likely than not that the deferred income tax assets, net of the valuation allowance, as of December 31, 2007 will be realized, based on expected future taxable income and potential tax planning strategies.

St. Eustatius Tax Agreement

On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement required a subsidiary of Kaneb, which we acquired on July 1, 2005, to pay the greater of 2% of taxable income, as defined therein, or 500,000 Netherlands Antilles guilders (approximately $0.3 million) per year. The agreement further provided that any amounts paid in order to meet the minimum annual payment were available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income.

On February 22, 2006, we entered into a revised agreement (the 2005 Tax and Maritime Agreement) with the governments of St. Eustatius and the Netherlands Antilles. The 2005 Tax and Maritime Agreement is effective beginning

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

January 1, 2005 and expires on December 31, 2014. Under the terms of the 2005 Tax and Maritime Agreement, we agreed to make a one-time payment of five million Netherlands Antilles guilders (approximately $2.8 million) in full and final settlement of all of our liabilities, taxes, fees, levies, charges, or otherwise (including settlement of audits) due or potentially due to St. Eustatius. We further agreed to pay an annual minimum profit tax to St. Eustatius of one million Netherlands Antilles guilders (approximately $0.6 million), beginning as of January 1, 2005. We agreed to pay the minimum annual profit tax in twelve equal monthly installments. To the extent the minimum annual profit tax exceeds 2% of taxable profit (as defined in the 2005 Tax and Maritime Agreement), we can carry forward that excess to offset future tax liabilities. If the minimum annual profit tax is less than 2% of taxable profit, we agreed to pay that difference.

20. SEGMENT INFORMATION

Beginning in the second quarter, we revised the manner in which we internally evaluate our segment performance and made certain organizational changes. As a result, we have changed the way we report our segmental results. Our operating segments consist of storage, transportation and asphalt and fuels marketing. These segments are strategic business units that offer different services, and the performance of each segment is evaluated based on operating income, before general and administrative expenses. General and administrative expenses are not allocated to the operating segments since those expenses relate primarily to the overall management at the entity level. Our principal services include pipeline transportation services, terminalling and storage lease services and asphalt and fuels marketing. Product sales included in our asphalt and fuels marketing segment consist of sales of petroleum products to third parties. Intersegment revenues are derived from storage and throughput rates consistent with rates charged to third parties and pipeline tariffs based upon the published tariff applicable to all shippers.

Results of operations for the reportable segments were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Revenues:
Storage:
Third party revenues	$400,058	$355,144	$211,672
Intersegment revenues	10,569	8,269	5,963

Total storage	410,627	363,413	217,635
Transportation:
Third party revenues	296,565	281,010	201,282
Intersegment revenues	231	—	—

Total transportation	296,796	281,010	201,282
Asphalt and fuels marketing	778,391	501,107	246,603
Consolidation and intersegment eliminations	(10,800)	(8,269)	(5,963)

Total revenues	$1,475,014	$1,137,261	$659,557

Depreciation and amortization:
Storage	$62,317	$53,121	$32,505
Transportation	49,946	47,145	32,390
Asphalt and fuels marketing	423	—	—
Consolidation and intersegment eliminations	1,607	—	—

Total depreciation and amortization	$114,293	$100,266	$64,895

Operating income:
Storage	$114,635	$108,486	$81,128
Transportation	126,508	122,714	87,060
Asphalt and fuels marketing	21,111	26,915	11,317
Consolidation and intersegment eliminations	(1,740)	—	—

Total segment operating income	260,514	258,115	179,505
Less general and administrative expenses	67,915	45,216	26,553

Total operating income	$192,599	$212,899	$152,952

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues by geographic area for the years ended December 31, 2007, 2006 and 2005 are shown in the table below. The geographic area is based on the location of our customer.

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
United States	$655,013	$501,756	$347,765
Netherlands Antilles	719,084	537,626	255,893
Canada	44,927	51,203	35,639
Other countries	55,990	46,676	20,260

Consolidated revenues	$1,475,014	$1,137,261	$659,557

For the years ended December 31, 2007, 2006, and 2005, Valero Energy accounted for 18%, 23% and 34% of our consolidated revenues, respectively. No other single customer accounted for more than 10% of our consolidated revenues.

Revenues from Valero Energy by operating segment were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Revenues:
Storage	$115,417	$100,069	$93,325
Transportation	147,597	160,911	141,160
Asphalt and fuels marketing	7,426	—	—

Total revenues	$270,440	$260,980	$234,485

Long-lived assets include property, plant and equipment, intangible assets subject to amortization and certain long-lived assets included in “Deferred charges and other assets, net” on the consolidated balance sheets. Geographic information by country for long-lived assets consisted of the following:

	December 31,
	2007	2006
	(Thousands of Dollars)
United States	$2,109,594	$2,050,387
Netherlands Antilles	252,024	240,323
Canada	95,618	82,410
United Kingdom	92,149	90,594
Netherlands	90,157	20,903
Mexico	11,392	22,152

Consolidated long-lived assets	$2,650,934	$2,506,769

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Total assets by reportable segment were as follows:

	December 31,
	2007	2006
	(Thousands of Dollars)
Storage	$2,116,468	$1,974,333
Transportation	1,373,597	1,382,873
Asphalt and fuels marketing	171,028	54,153

Total segment assets	3,661,093	3,411,359
Other partnership assets (including current assets and other noncurrent assets)	121,994	82,849

Total consolidated assets	$3,783,087	$3,494,208

Changes in the carrying amount of goodwill were as follows:

	Storage	Transportation	Total
	(Thousands of Dollars)
Balance as of January 1, 2006	$569,745	$197,842	$767,587
Kaneb Acquisition final purchase price allocation	27,865	(21,011)	6,854

Balance as of December 31, 2006	597,610	176,831	774,441
St. James Acquisition final purchase price allocation	13,898	—	13,898
Other	(1,856)	(1,464)	(3,320)

Balance as of December 31, 2007	$609,652	$175,367	$785,019

Capital expenditures, including acquisitions and investments in other noncurrent assets, by reportable segment were as follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars)
Storage	$203,177	$230,416	$762,959
Transportation	25,344	54,678	748,953
Asphalt and fuels marketing	1,755	—	—
Other partnership assets	21,037	4,222	2,781

Total capital expenditures	$251,313	$289,316	$1,514,693

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

NuStar Energy has no operations and its assets consist mainly of its investments in NuStar Logistics and KPOP, both wholly-owned subsidiaries. The senior notes issued by NuStar Logistics and KPOP are fully and unconditionally guaranteed by NuStar Energy, and both NuStar Logistics and KPOP fully and unconditionally guarantee the outstanding senior notes of the other.

As a result, the following condensed consolidating financial statements are being presented as an alternative to providing separate financial statements for NuStar Logistics and KPOP.

Condensed Consolidating Balance Sheet

December 31, 2007

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Assets
Current assets	$16	$80,362	$672,940	$279,412	$(685,596)	$347,134
Property and equipment, net	—	942,297	667,132	882,657	—	2,492,086
Intangible assets, net	—	3,551	—	44,211	—	47,762
Goodwill	—	18,613	170,652	595,754	—	785,019
Investment in wholly owned subsidiaries	2,327,401	1,721	730,663	1,458,721	(4,518,506)	—
Investments in joint ventures	—	16,640	—	63,726	—	80,366
Deferred income tax asset	—	—	—	10,622	—	10,622
Deferred charges and other assets, net	75	15,761	382	3,880	—	20,098

Total assets	$2,327,492	$1,078,945	$2,241,769	$3,338,983	$(5,204,102)	$3,783,087

Liabilities and Partners’ Equity
Current liabilities Current liabilities	$359,547	$53,665	$30,030	$484,764	$(685,521)	$242,485
Long-term debt, less current portion	—	865,105	538,893	41,628	—	1,445,626
Long-term payable to related party	—	—	—	5,684	—	5,684
Deferred income tax liability	—	—	—	34,196	—	34,196
Other long-term liabilities	—	3,984	1,520	54,760	—	60,264
Total partners’ equity	1,967,945	156,191	1,671,326	2,717,951	(4,518,581)	1,994,832

Total liabilities and partners’ equity	$2,327,492	$1,078,945	$2,241,769	$3,338,983	$(5,204,102)	$3,783,087

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheet

December 31, 2006

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non- Guarantor Subsidiaries (a)	Eliminations	Consolidated
Assets
Current assets	$403	$115,210	$653,221	$145,807	$(701,643)	$212,998
Property and equipment, net	—	935,109	676,494	733,532	—	2,345,135
Intangible assets, net	—	3,427	—	50,105	—	53,532
Goodwill	—	4,715	172,116	597,610	—	774,441
Investment in wholly owned subsidiaries	2,372,469	24,172	668,796	1,345,791	(4,411,228)	—
Investments in joint ventures	—	15,902	—	58,175	—	74,077
Deferred income tax asset	—	—	—	11,342	—	11,342
Deferred charges and other assets, net	228	5,807	604	16,044	—	22,683

Total assets	$2,373,100	$1,104,342	$2,171,231	$2,958,406	$(5,112,871)	$3,494,208

Liabilities and Partners’ Equity
Current liabilities	$504,238	$44,397	$29,385	$280,358	$(701,643)	$156,735
Long-term debt, less current portion	—	767,031	545,571	41,118	—	1,353,720
Long-term payable to related party	—	—	—	5,749	—	5,749
Deferred income tax liability	—	—	—	32,926	—	32,926
Other long-term liabilities	—	5,797	3,517	60,083	—	69,397
Total partners’ equity	1,868,862	287,117	1,592,758	2,538,172	(4,411,228)	1,875,681

Total liabilities and partners’ equity	$2,373,100	$1,104,342	$2,171,231	$2,958,406	$(5,112,871)	$3,494,208

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2007

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non- Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$274,001	$149,973	$1,059,813	$(8,773)	$1,475,014
Costs and expenses	1,966	170,961	108,277	1,009,913	(8,702)	1,282,415

Operating income	(1,966)	103,040	41,696	49,900	(71)	192,599
Equity earnings in subsidiaries	152,264	(12,500)	61,867	107,659	(309,290)	—
Equity earnings from joint ventures	—	738	—	6,095	—	6,833
Interest income (expense), net	—	(52,036)	(25,173)	693	—	(76,516)
Other income, net	—	29,105	178	9,547	—	38,830

Income before income tax expense	150,298	68,347	78,568	173,894	(309,361)	161,746
Income tax expense	—	2,026	—	9,422	—	11,448

Net income	$150,298	$66,321	$78,568	$164,472	$(309,361)	$150,298

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2006

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non- Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$261,929	$121,835	$754,509	$(1,012)	$1,137,261
Costs and expenses	2,260	145,453	89,984	687,677	(1,012)	924,362

Operating income	(2,260)	116,476	31,851	66,832	—	212,899
Equity earnings in subsidiaries	151,790	154	65,321	72,423	(289,688)	—
Equity earnings from joint ventures	—	815	—	5,067	—	5,882
Interest expense, net	—	(37,145)	(25,093)	(4,028)	—	(66,266)
Other income, net	—	1,242	19	1,991	—	3,252

Income from continuing operations before income tax expense	149,530	81,542	72,098	142,285	(289,688)	155,767
Income tax expense	—	—	—	5,861	—	5,861

Income from continuing operations	149,530	81,542	72,098	136,424	(289,688)	149,906
Income (loss) from discontinued operations	—	—	317	(693)	—	(376)

Net income	$149,530	$81,542	$72,415	$135,731	$(289,688)	$149,530

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2005

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non- Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$234,444	$57,400	$368,495	$(782)	$659,557
Costs and expenses	2,752	134,039	44,152	326,444	(782)	506,605

Operating income	(2,752)	100,405	13,248	42,051	—	152,952
Equity earnings in subsidiaries	113,825	(192)	38,462	40,392	(192,487)	—
Equity earnings from joint ventures	—	376	—	1,943	—	2,319
Interest expense, net	—	(25,770)	(13,488)	(2,130)	—	(41,388)
Other expense, net	—	(1,358)	—	(137)	—	(1,495)

Income from continuing operations before income tax expense	111,073	73,461	38,222	82,119	(192,487)	112,388
Income tax expense	—	—	—	4,713	—	4,713

Income from continuing operations	111,073	73,461	38,222	77,406	(192,487)	107,675
Income from discontinued operations	—	—	2,163	1,235	—	3,398

Net income	$111,073	$73,461	$40,385	$78,641	$(192,487)	$111,073

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$150,298	$66,321	$78,568	$164,472	$(309,361)	$150,298
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	—	46,613	25,107	42,573	—	114,293
Equity earnings, net of distributions	45,069	11,762	(61,867)	(113,190)	111,937	(6,289)
Changes in operating assets and liabilities and other	273	14,935	(7,242)	(43,667)	71	(35,630)

Net cash provided by (used in) operating activities	195,640	139,631	34,566	50,188	(197,353)	222,672

Cash flows from investing activities:
Capital expenditures	—	(65,653)	(15,689)	(169,909)	—	(251,251)
Proceeds from sale of assets	—	66	15	12,586	—	12,667
Investment in other noncurrent assets	—	(58)		(4)	—	(62)
Other	—	—	—	250	—	250

Net cash provided by (used in) investing activities	—	(65,645)	(15,674)	(157,077)	—	(238,396)

Cash flows from financing activities:
Proceeds from issuance of common units, net of issuance costs	143,083	—	—	—	—	143,083
Proceeds from long-term debt borrowings	—	1,170,302	—	—	—	1,170,302
Long-term debt repayments	—	(1,077,975)	—	—	—	(1,077,975)
Distributions to unitholders and general partner	(197,333)	(197,333)	—	(20)	197,353	(197,333)
Contributions from general partner	3,035	—	—	—	—	3,035
Net intercompany borrowings (repayments)	(144,555)	35,613	(19,762)	128,704	—	—
Other	—	(3,144)	—	(908)	—	(4,052)

Net cash provided by (used in) financing activities	(195,770)	(72,537)	(19,762)	127,776	197,353	37,060

Effect of foreign exchange rate changes on cash	—	(1,510)	—	1,174	—	(336)
Net increase in cash and cash equivalents	(130)	(61)	(870)	22,061	—	21,000
Cash and cash equivalents at the beginning of the period	137	12,345	992	55,364	—	68,838

Cash and cash equivalents at the end of the period	$7	$12,284	$122	$77,425	$—	$89,838

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$149,530	$81,542	$72,415	$135,731	$(289,688)	$149,530
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	—	38,135	24,511	37,620	—	100,266
Equity earnings, net of distributions	31,500	(969)	(65,321)	(72,403)	106,379	(814)
Changes in operating assets and liabilities and other	(2,343)	(1,779)	(13,613)	19,564	—	1,829

Net cash provided by (used in) operating activities	178,687	116,929	17,992	120,512	(183,309)	250,811

Cash flows from investing activities:
Capital expenditures	—	(33,939)	(12,276)	(77,807)	—	(124,022)
Proceeds from sale of assets	—	15	2	71,379	—	71,396
Acquisitions and investment in noncurrent assets	—	(156,275)	(50)	(8,969)	—	(165,294)
Other	(77)	(7,099)	27,112	(22,527)	7,277	4,686

Net cash provided by (used in) investing activities	(77)	(197,298)	14,788	(37,924)	7,277	(213,234)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	—	269,026	—	—	—	269,026
Long-term debt repayments	—	(83,510)	—	—	—	(83,510)
Distributions to unitholders and general partner	(183,290)	(183,290)	—	(19)	183,309	(183,290)
Net intercompany borrowings (repayments)	4,232	95,075	(31,902)	(67,405)	—	—
Other	575	(6,177)	—	6,754	(7,277)	(6,125)

Net cash provided by (used in) financing activities	(178,483)	91,124	(31,902)	(60,670)	176,032	(3,899)

Effect of foreign exchange rate changes on cash	—	—	—	(894)	—	(894)
Net increase in cash and cash equivalents	127	10,755	878	21,024	—	32,784
Cash and cash equivalents at the beginning of the period	10	1,590	114	34,340	—	36,054

Cash and cash equivalents at the end of the period	$137	$12,345	$992	$55,364	$—	$68,838

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2005

(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	KPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$111,073	$73,461	$40,385	$78,641	$(192,487)	$111,073
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	—	34,828	12,073	19,766	—	66,667
Equity earnings, net of distributions	13,964	192	(38,462)	(40,392)	64,698	—
Changes in operating assets and liabilities and other	4,274	12,523	3,645	(11,752)	—	8,690

Net cash provided by (used in) operating activities	129,311	121,004	17,641	46,263	(127,789)	186,430

Cash flows from investing activities:
Capital expenditures	—	(47,568)	(3,492)	(17,026)	—	(68,086)
Proceeds from sale of assets	—	—	85,466	395,479	—	480,945
Kaneb acquisition	(522,456)	—	850	20,633	—	(500,973)
Other	—	(3,377)	—	(1,472)	3,963	(886)

Net cash provided by (used in) investing activities	(522,456)	(50,945)	82,824	397,614	3,963	(89,000)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	746,472	—	—	—	746,472
Long-term debt repayments	—	(548,010)	(123,668)	(63,386)	—	(735,064)
Distributions to unitholders and general partner	(127,789)	(127,789)	—	—	127,789	(127,789)
General partner contributions	29,197	—	—	—	—	29,197
Net intercompany borrowings (repayments)	491,737	(163,529)	23,317	(351,525)	—	—
Other	—	8,346	—	5,623	(3,963)	10,006

Net cash provided by (used in) financing activities	393,145	(84,510)	(100,351)	(409,288)	123,826	(77,178)

Effect of foreign exchange rate changes on cash	—	—	—	(345)	—	(345)
Net increase in cash and cash equivalents	—	(14,451)	114	34,244	—	19,907
Cash and cash equivalents at the beginning of the period	10	16,041	—	96	—	16,147

Cash and cash equivalents at the end of the period	$10	$1,590	$114	$34,340	$—	$36,054

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or KPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Thousands of Dollars, Except Per Unit Data)
2007:
Revenues	$296,824	$321,032	$397,017	$460,141	$1,475,014
Operating income	45,435	42,086	60,361	44,717	192,599
Net income	31,123	39,697	51,213	28,265	150,298
Net income per unit applicable to limited partners	0.57	0.74	0.97	0.47	2.74
Cash distributions per unit applicable to limited partners	0.915	0.950	0.985	0.985	3.835

2006:
Revenues	$274,004	$279,968	$292,299	$290,990	$1,137,261
Operating income	55,967	47,316	55,656	53,960	212,899
Net income	39,451	31,553	41,169	37,357	149,530
Net income per unit applicable to limited partners	0.75	0.59	0.79	0.70	2.83
Cash distributions per unit applicable to limited partners	0.885	0.885	0.915	0.915	3.600

Previously reported amounts of revenues and operating income, net have been increased by $2.5 million, $0.5 million and $1.3 million for the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively, to conform to the revised presentation as of the fourth quarter of 2007.